Exhibit 99.B(m)(5)(b)

SCHEDULE I
To the Shareholder Servicing Plan dated June 5, 1995 of The Victory Portfolios

1.	Balanced Fund, Class A Shares
2.	Core Bond Fund (formerly, Intermediate Income Fund)
3.	Diversified Stock Fund, Class A Shares
4.	Established Value Fund, Class A Shares
5.	Federal Money Market Fund, Select Shares
6.	Financial Reserves Fund, Class A Shares
7.	Fund for Income, Class A Shares
8.	Global Equity Fund, Class A Shares
9.	Government Reserve Fund, Select Shares
10.	Institutional Money Market Fund, Select Shares
11.	International Fund, Class A
12.	International Select Fund, Class A
13.	Investment Grade Convertible Fund, Class A
14.	Large Cap Growth Fund, Class A Shares
15.	National Municipal Bond Fund, Class A Shares
16.	Ohio Municipal Bond Fund, Class A Shares
17.	Ohio Municipal Money Market Fund, Class A Shares
18.	Prime Obligations Fund, Class A Shares
19.	Small Company Opportunity Fund, Class A Shares
20.	Special Value Fund, Class A Shares
21.	Stock Index Fund, Class A* and Class R Shares
22.	Tax-Free Money Market Fund, Class A Shares
23.	Value Fund, Class A Shares

As of December 2, 2009

THE VICTORY PORTFOLIOS

By:
Christopher K. Dyer
Secretary

Accepted:

*                 Effective March 1, 2004, Class A shares of the Stock Index Fund bear a maximum 0.15% shareholder servicing fee.

VICTORY CAPITAL MANAGEMENT INC.

By:
David C. Brown
Senior Managing Director